                            MASTERS VARIABLE ANNUITY
                        FORTIS BENEFITS INSURANCE COMPANY

             SUPPLEMENT DATED JANUARY 27, 2003 TO THE PROSPECTUS AND
              STATEMENT OF ADDITIONAL INFORMATION DATED MAY 1, 2002


On January 15, 2003, shareholders approved a reorganization of certain Funds offered under your Contract. Effective January 24, 2003, these Funds, each called a "Target Fund" below, were reorganized into a corresponding "Acquiring Fund." As a result, all assets and liabilities of each Target Fund were transferred into the corresponding Acquiring Fund, and shareholders of each Target Fund received shares of the corresponding Acquiring Fund.

          TARGET FUND                       REORGANIZED INTO ACQUIRING FUND
Hartford International Stock II HLS Fund    Hartford International Opportunities
HLS Fund Hartford Global Equity HLS Fund    Hartford Global Leaders HLS Fund
Hartford Blue Chip Stock II HLS Fund        Hartford Growth and Income HLS Fund
Hartford Investors Growth HLS Fund          Hartford Growth and Income HLS Fund Hartford
American Leaders HLS Fund                   Hartford Stock HLS Fund

As a result, if any of your Contract Value was allocated to a Target Fund within your Contract, that Contract Value is now allocated to the corresponding Acquiring Fund, and the prospectus for your Contract is amended as follows:

All information relating to the Hartford International Stock II HLS Fund, Hartford Global Equity HLS Fund, Hartford Blue Chip Stock II HLS Fund, Hartford Investors Growth HLS Fund, and Hartford American Leaders HLS Fund is removed from the prospectus and statement of additional information.

The following Sub-Accounts and underlying Funds are added to the cover page of the prospectus:

- HARTFORD INTERNATIONAL OPPORTUNITIES HLS FUND SUB-ACCOUNT which purchases class IA shares of Hartford International Opportunities HLS Fund

- HARTFORD STOCK HLS FUND SUB-ACCOUNT which purchases class IA shares of Hartford Stock HLS Fund

The Annual Fund Operating Expenses table in the Fee Table along with corresponding footnotes is replaced with the following:

                         ANNUAL FUND OPERATING EXPENSES
                            AS OF THE FUND'S YEAR END
                         (As a percentage of net assets)

                                                                                                    TOTAL FUND
                                                                 MANAGEMENT          OTHER           OPERATING
                                                                    FEES            EXPENSES         EXPENSES
-------------------------------------------------------------------------------------------------------------------
Hartford Money Market HLS Fund                                      0.45%            0.03%             0.48%
-------------------------------------------------------------------------------------------------------------------
Hartford U.S. Government Securities HLS Fund                        0.47%            0.04%             0.51%
-------------------------------------------------------------------------------------------------------------------
Hartford Bond HLS Fund                                              0.48%            0.03%             0.51%
-------------------------------------------------------------------------------------------------------------------
Hartford Multisector Bond HLS Fund                                  0.75%            0.11%             0.86%
-------------------------------------------------------------------------------------------------------------------
Hartford High Yield HLS Fund                                        0.77%            0.04%             0.81%
-------------------------------------------------------------------------------------------------------------------
Hartford International Opportunities HLS Fund                       0.70%            0.11%             0.81%
-------------------------------------------------------------------------------------------------------------------
Hartford International Stock HLS Fund                               0.84%            0.10%             0.94%
-------------------------------------------------------------------------------------------------------------------
Hartford Global Leaders HLS Fund                                    0.74%            0.07%             0.81%
-------------------------------------------------------------------------------------------------------------------
Hartford Advisers HLS Fund                                          0.63%            0.03%             0.66%
-------------------------------------------------------------------------------------------------------------------
Hartford Stock HLS Fund                                             0.46%            0.03%             0.49%
-------------------------------------------------------------------------------------------------------------------
Hartford Value Opportunities HLS Fund                               0.68%            0.05%             0.73%
-------------------------------------------------------------------------------------------------------------------
Hartford Capital Opportunities HLS Fund                             0.90%            0.26%             1.16%
-------------------------------------------------------------------------------------------------------------------
Hartford Growth and Income HLS Fund                                 0.75%            0.04%             0.79%
-------------------------------------------------------------------------------------------------------------------
Hartford Index HLS Fund                                             0.40%            0.03%             0.43%
-------------------------------------------------------------------------------------------------------------------
Hartford Blue Chip Stock HLS Fund                                   0.87%            0.05%             0.92%
-------------------------------------------------------------------------------------------------------------------
Hartford Large Cap Growth HLS Fund                                  0.90%            0.05%             0.95%
-------------------------------------------------------------------------------------------------------------------
Hartford Mid Cap Stock HLS Fund                                     0.90%            0.12%             1.02%
-------------------------------------------------------------------------------------------------------------------
Hartford Growth Opportunities HLS Fund                              0.61%            0.04%             0.65%
-------------------------------------------------------------------------------------------------------------------
Hartford Small Cap Value HLS Fund                                   0.89%            0.07%             0.96%
-------------------------------------------------------------------------------------------------------------------
Hartford Small Cap Growth HLS Fund                                  0.63%            0.05%             0.68%
-------------------------------------------------------------------------------------------------------------------


The following is added to the Example at the end of the Fee Table:

-------------------------------------------------------------------------------------------------------------------------------
                       IF YOU SURRENDER YOUR CONTRACT:     IF YOU ANNUITIZE YOUR CONTRACT:   IF YOU DO NOT SURRENDER YOUR
                                                                                             CONTRACT:
-------------------------------------------------------------------------------------------------------------------------------
Sub-Account             1 YEAR 3 YEARS  5 YEARS 10 YEARS  1 YEAR  3 YEARS 5 YEARS 10 YEARS 1 YEAR 3 YEARS 5 YEARS 10 YEARS
-------------------------------------------------------------------------------------------------------------------------------
Hartford
International
Opportunities HLS
Fund                     89     118      147     251       22      68      117     251      22     68      117     251
-------------------------------------------------------------------------------------------------------------------------------
Hartford Stock HLS
Fund                     85     108      130     217       19      58      100     217      19     58      100     217
-------------------------------------------------------------------------------------------------------------------------------

The following is added to the "General Contract Information" section under "The Funds":

Hartford International Opportunities HLS Fund and Hartford Stock HLS Fund are series of Hartford Series Fund, Inc., a separate Maryland corporation registered with the Securities and Exchange Commission as an open-end management company. HL Investment Advisors, LLC serves as the investment adviser, and Wellington Management Company, LLP ("Wellington Management") serves as the investment sub-adviser.

HARTFORD INTERNATIONAL OPPORTUNITIES HLS FUND - Seeks growth of capital by investing primarily in stocks issued by non-U.S. companies. Sub-advised by Wellington Management.

HARTFORD STOCK HLS FUND - Seeks long-term growth of capital, with income as a secondary consideration, by investing primarily in stocks. Sub-advised by Wellington Management.

Under the section entitled "Accumulation Unit Values" the following paragraph is added:

There is no information for Hartford International Opportunities HLS Fund and Hartford Stock HLS Fund Sub-Accounts because as of December 31, 2001, the Sub-Accounts had not commenced operation.

In the Statement of Additional Information, under the "Performance Tables" section, the following is added in alphabetical order to the "Standardized Average Annual Total Return for the Year Ended December 31, 2001":

-------------------------------------- --------------------- ------------- -------------- -------------- -------------
SUB-ACCOUNT                            SUB-ACCOUNT           1 YEAR        5 YEAR         10 YEAR        SINCE
                                       INCEPTION DATE                                                    INCEPTION
-------------------------------------- --------------------- ------------- -------------- -------------- -------------
Hartford International Opportunities
HLS Fund                                  7/2/1990             -25.43%        -0.61%         4.19%         3.42%
-------------------------------------- --------------------- ------------- -------------- -------------- -------------
Hartford Stock HLS Fund                  10/14/1987            -19.47%         9.47%        11.92%        12.28%
-------------------------------------- --------------------- ------------- -------------- -------------- -------------

In the Statement of Additional Information, under the "Performance Tables" section, the following is added in alphabetical order to the "Non-Standardized Average Annual Total Return for the Year Ended December 31, 2001":

-------------------------------------- --------------------- ------------- -------------- -------------- -------------
SUB-ACCOUNT                            FUND INCEPTION DATE   1 YEAR        5 YEAR         10 YEAR        SINCE
                                                                                                         INCEPTION
-------------------------------------- --------------------- ------------- -------------- -------------- -------------
Hartford International Opportunities
HLS Fund                                  7/2/1990             -19.82%         0.00%         4.19%         3.42%
-------------------------------------- --------------------- ------------- -------------- -------------- -------------
Hartford Stock HLS Fund                  8/31/1977             -13.41%         9.88%        11.92%        12.38%
-------------------------------------- --------------------- ------------- -------------- -------------- -------------


  THIS SUPPLEMENT SHOULD BE RETAINED WITH THE PROSPECTUS FOR FUTURE REFERENCE.


HV-4354
33-63799